Exhibit 99.2

OFF-CENTERED WAY LLC and SUBSIDIARIES

OFF-CENTERED WAY LLC and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets
Current Assets:
Cash	$5,758	$18,524
Accounts receivable, net	9,060	6,179
Due from related parties	117	—
Inventories, net	7,667	9,449
Prepaid expenses and other current assets	848	712

Total current assets	23,450	34,864

Property, plant and equipment:
Building and improvements	36,316	35,867
Brewery, distillery and food preparation equipment	88,505	88,406
Office equipment and furniture	3,374	3,263
Vehicles	382	387

	128,577	127,923
Less accumulated depreciation	(49,405)	(45,226)

	79,172	82,697
Land	5,209	5,209
Equipment held for sale	—	104
Construction in progress	4,780	3,699

Property, plant and equipment, net	89,161	91,709

Other assets
Due from related parties	378	186

Total assets	$112,989	$126,759

Liabilities and Members’ Equity
Current Liabilities:
Accounts payable	$3,861	$6,103
Accrued expenses	2,258	1,948
Accrued compensation	1,654	1,134
Gift certificates	149	162
Line of credit	2,000	—
Note payable	—	19,985

Total current liabilities	9,922	29,332

Members’ Equity	103,067	97,427

Total liabilities and members’ equity	$112,989	$126,759

The accompanying notes are an integral part of these consolidated financial statements.

OFF-CENTERED WAY LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	Six months ended
	June 30, 2019	June 30, 2018
Sales	$55,360	$54,759
Cost of sales	28,739	26,695

Gross profit	26,621	28,064

Selling expenses	7,161	7,287
Operating expenses	9,460	9,515
Depreciation and amortization expense	4,226	4,068
Loss on asset disposal	31	47

Income from operations	5,743	7,147

Other income (expense):
Interest expense	(103)	(290)

Total other expense, net	(103)	(290)

Net income	$5,640	$6,857

The accompanying notes are an integral part of these consolidated financial statements.

OFF-CENTERED WAY LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

For the six months ended June 30, 2019 and June 30, 2018

(in thousands)

(unaudited)

Members’ Equity
Balance at December 31, 2018	$97,427
Net income	5,640

Balance at June 30, 2019	$103,067

Members’ Equity
Balance at December 31, 2017	$92,136
Net income	6,857
Distributions to members	(6,219)

Balance at June 30, 2018	$92,774

The accompanying notes are an integral part of these consolidated financial statements.

OFF-CENTERED WAY LLC and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six months ended
	June 30,	June 30,
	2019	2018
Net income	$5,640	$6,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,226	4,068
Loss on disposal of assets	31	47
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(2,881)	(4,455)
Inventories	1,782	(1,027)
Prepaid expenses and other assets	(136)	(350)
Increase (decrease) in:
Accounts payable	(2,242)	647
Accrued expenses	310	852
Accrued compensation	520	(1,231)
Gift certificates	(13)	(13)

Net cash provided by operating activities	7,237	5,395

Cash flows used in investing activities:
Proceeds from sales of property and equipment	105	2
Acquisition of property and equipment	(1,814)	(3,704)

Net cash used in investing activities	(1,709)	(3,702)

Cash flows used in financing activities:
Due from related party	(309)	(2,000)
Payments on note payable	(19,985)	—
Cash borrowed on line of credit	2,000
Distributions to members	—	(6,219)

Net cash used in financing activities	(18,294)	(8,219)

Change in cash	(12,766)	(6,526)
Cash at beginning of year	18,524	15,069

Cash at end of period	$5,758	$8,543

The accompanying notes are an integral part of these consolidated financial statements.

OFF-CENTERED WAY LLC and SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.        Overview

Organization and Description of Business: Off-Centered Way LLC and its wholly owned subsidiaries (the “Company”) operate a brewery, two restaurants, a distillery and a boutique inn. The consolidated financial statements include the accounts of Off-Centered Way and its wholly owned subsidiaries. All intercompany balances are eliminated in consolidation.

Unaudited Financial Information: The accompanying consolidated balance sheet as of June 30, 2019, the consolidated statements of income, changes in members equity, and cash flows for the six months ended June 30, 2019 and June 30, 2018, and the related notes are unaudited. These unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). In management’s opinion, the unaudited financial statements include all adjustments of a normal recurring nature necessary for the fair presentation of the Company’s statements of financial position and operating results for the periods presented.

Use of Estimates: The preparation of the consolidated financial statements in conformity GAAP requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Significant estimates include the incurred but not yet reported medical claims, overhead allocations, amortization and depreciation. Actual results could differ from those estimates.

B.        Summary of Significant Accounting Policies

Cash: The Company maintains its cash accounts in one commercial bank. The amount on deposit at June 30, 2019, exceeded the insurance limits ($250,000) of the Federal Deposit Insurance Corporations by approximately $5.5 million. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risk on cash.

Accounts receivable: Accounts receivable are reported at the amount management expects to collect from outstanding balances. Differences between the amount due and the amount management expects to collect are reported in the results of operations in the period in which those differences are determined. No allowance was considered necessary at June 30, 2019. The Company recorded an allowance of $13,442 at December 31, 2018.

Inventories: Inventories consist of raw materials, work in process and finished goods, which are stated at the lower of cost (first in, first out) or net realizable value. Raw materials principally consist of hops, malt, barley, other brewing materials and packaging. The cost elements of work in process and finished goods inventory consist of raw materials, direct labor and manufacturing overhead. The provisions for excess or expired inventory are based on management’s estimates of forecasted usage of inventories on hand and under contract. A significant change in the timing or level of demand for certain products as compared to forecasted amounts may result in recording provisions for excess or expired inventory in the future. Provisions for excess and expired inventory are included in cost of goods sold and totaled approximated $836,000 and $450,000 for the six months ended June 30, 2019 and June 30, 2018, respectively.

Property, plant and equipment: Property, plant and equipment are carried at cost less accumulated depreciation. Expenditures for new assets and those that substantially increase the useful lives of existing property, plant or equipment are capitalized. Expenditures for maintenance and repairs are charged against income in the period incurred. Leasehold improvements are amortized over the lesser of the estimated useful lives of the related assets or the lease terms.

The Company computes its depreciation, net of salvage value, as follows:

	Method	Life (Years)
Buildings and improvements	Straight-line	10-40
Brewery, distillery and food preparation equipment	Straight-line	3-30
Office equipment and furniture	Straight-line	3-15
Vehicles	Straight-line	5-10

Impairment of long-lived assets: The Company regularly reviews the carrying amount of its long-lived assets, as well as their useful lives, to determine whether indicators of impairment may exist, which warrant adjustments to carrying values or estimated useful lives. The Company has not recognized any impairment losses during the six months ended June 30, 2019 or June 30, 2018.

Debt issuance costs: Debt issuance costs are being amortized using the straight-line method, which approximates the effective-interest method over the life of the related debt instruments. The Company presents the debt issuance costs as a reduction to the carrying amount of the related debt. There were no unamortized debt issuance costs at June 30, 2019.

Revenue recognition: The Company recognizes revenue when obligations under the terms of a contract with its customer are satisfied; generally, this occurs with the transfer of control of its products. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. If the conditions for revenue recognition are not met, the Company defers the revenue until the performance obligation is satisfied by transferring the associated promised good or service.

Revenue includes product revenue, revenue from the sales of beer, wine, food and merchandise at the Company’s two restaurants and tasting room and revenue from the Company’s boutique Inn. The majority of the Company’s revenue is recognized on product sales to distributors or through sales to owned and operated outlets at the time the product is shipped. Revenue on rooms at the boutique Inn is recognized when rooms are occupied, and the Company has rendered the services. The remaining revenue is recognized at the point of the sale.

Shipping and handling costs: Shipping and handling billed to customers are included in sales. Shipping and handling costs incurred by the Company are included in cost of sales.

Advertising and promotion costs: Advertising and promotion costs are expensed as incurred and are included in selling expenses.

Excise taxes: The Company is responsible for compliance with the Alcohol and Tobacco Tax and Trade Bureau of the U.S. Treasury Department (the “TTB”) regulations, which includes making timely and accurate excise tax payments. Excise tax expense included in cost of sales was $1.7 million and $1.7 million for the six months ended June 30, 2019 and June 30, 2018, respectively.

Fair value measurements: As of June 30, 2019, and December 31, 2018, the carrying values reflected in the accompanying consolidated balance sheets for cash, accounts receivable, due from related parties, accounts payable, and accrued expenses approximate fair value due to the relative terms and short-term maturity of these financial instruments. The carrying value of the notes payable approximates fair value since this financial instrument bears interest at a variable rate, which approximates current market rates for bonds with similar maturity and credit quality.

C.        Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Updated (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which results in comprehensive new revenue accounting guidance, requires enhanced disclosures to help users of financial statements better understand the nature, amount, timing and uncertainty of revenue that is recognized, and develops a common revenue standard under GAAP and International Financial Reporting Standards. Specifically, the core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The Company adopted 2014-09, on July 3, 2019 as part of the merger with the Boston Beer Company, as noted in Note N. The Company considers the impact of the adoption to be immaterial to its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes FASB ASC Topic 840, Leases (Topic 840), and provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease, respectively. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of classification. Leases with a term of 12 months or less will be accounted for similar to previous guidance for operating leases. The standard is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted upon issuance. The Company adopted ASU 2016-02, on July 3, 2019 as part of the merger with the Boston Beer Company, as noted in Note N. The Company considers the impact of the adoption to be immaterial to its consolidated financial statements.

D.         Inventories

Inventories consist of the following:

	June 30,	December 31,
	2019	2018
	(in thousands)
Raw materials	$3,885	$4,709
Work in process	2,662	2,638
Finished goods and merchandise	1,120	2,102

	$7,667	$9,449

E.         Line of Credit

The Company maintains a $20,000,000 revolving line of credit, with an option to increase up to $35,000,000, a term loan (Note F), and letters of credit. Substantially all the Company’s assets are pledged as collateral under the terms of the credit agreement. In addition, the credit agreement is guaranteed jointly and severally by the Company. The line of credit bears interest at LIBOR plus an applicable margin and matures on February 21, 2024. In addition, the Company pays a quarterly unused fee equal to 0.075% of the difference between $20,000,000 and the average outstanding principal balance during each quarter. There was $2,000,000 outstanding on the line of credit at June 30, 2019 which was repaid in full on July 3, 2019. There was no outstanding balance on the line of credit at December 31, 2018.

F.         Note Payable

The term loan bears interest at LIBOR plus an applicable margin. Quarterly principal payments in the amount of $1,000,000 plus accrued and unpaid interest was due December 31, 2018. The remaining principal balance of $20,000,000 at December 31, 2018 was paid on February 21, 2019 and the credit agreement with the Bank was amended and restated. There was no balance outstanding on the note payable as of June 30, 2019.

G.         Members’ Equity

The Company had 1,000,000 shares of Series A Preferred Units (“Preferred Units”) and 5,514,282 shares of Common Units authorized, issued and outstanding at June 30, 2019 and December 31, 2018. The Preferred Units and the Common Units both are treated as one class of equity for voting purposes as each share receives one vote. Preferred Units are convertible into Common Units. The Preferred Units accrued a 15.25% preferred return.

H.         Commitments and Contingencies

Contract Obligations

The Company had outstanding non-cancelable purchase commitments for raw materials, packaging, property plant and equipment and operating leases. Raw material contracts extend through 2021 and specify both quantities and prices to which the Company is committed. Packaging commitments extend through 2019 and are based on forecasted use. Annual rent commitments extend through 2022, and the rent expense related to the restaurant properties is paid to an unconsolidated related entity under common ownership with certain Members of the Company.

Litigation

In the normal course of business, the Company is involved in various legal matters. It is the opinion of management that these matters do not have a material adverse effect on the Company’s consolidated financial statements.

I.         Income Taxes

As a limited liability company, the Company has elected partnership status under the Internal Revenue Code for tax purposes and, as such, is not directly subject to federal income taxes and most state income taxes. Instead, the participating members are required to report their respective proportionate shares of taxable income (loss), tax deductions and credits on their respective income tax returns. As a result, no income taxes would be currently due and payable.

The Company has determined that there are no uncertain tax positions to be accounted for in the consolidated financial statements. Any penalties and interest that may be assessed by income tax authorities will be included in operating expenses. The Company is no longer subject to U.S. federal, state and local tax examinations by tax authorities for the years before 2015.

J.        Employee Retirement Plans

The Company provides a voluntary 401(k) employee benefit plan, which covers all eligible employees. The Company makes discretionary matching contributions subject to a maximum level, in accordance with the terms of the plan. The Company charged $363,000 and $374,000 to expense under the provisions of the plan during the six months ended June 30, 2019 and June 30, 2018, respectively.

K.        Related Party Transactions

At June 30, 2019, approximately $495,000 was due from Members of the Company which was included in the current and long term due from related parties line items on the consolidated balance sheets. At December 31, 2018, approximately $190,145 was due from Members of the Company of which $4,145 was included in the accounts receivable line item on the consolidated balance sheet and $186,000 was included in the long term due from related parties line item on the consolidated balance sheets.

Rent expense for the restaurant buildings for the interim period ended June 30, 2019, and the fiscal period ended June 30, 2018 included approximately $126,000 and $103,000, respectively, paid to an unconsolidated related entity under common ownership with certain Members of the Company. The Company previously adopted ASU 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements. Under the accounting guidance, the Company did not consolidate the effects of the common ownership of the related party lease arrangement as a part of the consolidated financial statements. The rent expense of the lease was recorded in the consolidated statements of income. The Company is not exposed to any liabilities held by the related party related to the leased space.

L.        Loyalty Program

The Company launched the Off Centered Society (“Society”) in September 2018. The Society allows members to earn points for each purchase completed at the Company’s restaurants, tap room and Inn. The value of the points earned by the Society members is recognized as deferred revenue, which is included in accrued expenses on the consolidated balance sheets, and a reduction in revenue at the time the points are earned, based on the value of points that are projected to be redeemed. The estimate of amount and timing of redemptions is based on industry data. As of June 30, 2019 and December 31, 2018 total deferred revenue totaled approximately $29,700 and $17,500, respectively, and was included in the accrued expenses line item on the consolidated balance sheets. The Company does not believe there will be a material change in the future estimates or assumptions of the revenue recognition, which would materially impact the consolidated financial statements.

M.        Health Insurance

The Company has a self-insurance program for its employees’ health care costs. The Company is liable for claims up to $75,000 per covered individual per year. Self-insurance costs are accrued based on claims reported as of the consolidated balance sheet date as well as an estimated liability for claims incurred but not reported. The total accrued liability for self-insurance costs was $118,000 and $111,000 as of June 30, 2019 and December 31, 2018, respectively, and was included in the accrued expenses line item on the consolidated balance sheets. Costs resulting from noninsured losses are charged to operating expenses when incurred.

N.        Subsequent Events

On May 8, 2019, equity holders of the Company entered into definitive agreements to sell all the equity interests held by certain private entities in the Company and various related operations to The Boston Beer Company, Inc. (“Boston Beer”). The Company closed the transaction on July 3, 2019, for consideration consisting of $173.0 million in cash and 429,291 shares of Boston Beer restricted Class A Common Stock that had an aggregate market value as of July 3, 2019 of $163.0 million, after taking into account a post-closing cash related adjustment. The transaction qualified as a business combination with the fair value adjustments being pushed down to the Company on July 3, 2019.

The Company has evaluated subsequent events occurring after the balance sheet date, June 30, 2019, and concluded that there were no other events of which management was aware that occurred after the balance sheet date that would require any adjustment to or disclosure in the accompanying consolidated financial statements.